CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Starboard Investment Trust and to the use of our reports dated May 30, 2013 on the financial statements and financial highlights of Crescent Large Cap Macro Fund and the Crescent Strategic Income Fund, each a series of shares of beneficial interest of the Starboard Investment Trust.   Such financial statements and financial highlights appear in the March 31, 2013 Annual Reports to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 29, 2013